Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Female Health Company of our report dated December 17, 2009, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of The Female Health Company and Subsidiaries for the year ended September 30, 2009.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
March 26, 2010